Exhibit 99.CODEETH

N-CSR Exhibit for Item 12(a)(1): CODE OF ETHICS

LEHMAN BROTHERS/FIRST TRUST INCOME OPPORTUNITY FUND

CODE OF ETHICS FOR PRINCIPAL EXECUTIVE AND

SENIOR FINANCIAL OFFICERS

I.                                         Covered Officers/Purpose of the Code

The code of ethics (this “Code”) for Lehman Brothers/First Trust Income Opportunity Fund (the “Fund”) applies to the Fund’s principal executive officer and principal financial and accounting officer (the “Covered Officers,” each of whom is set forth in Exhibit A) for the purpose of promoting:

•                  honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•                  full, fair, accurate, timely and understandable disclosure in reports and documents that the Fund files with, or submits to, the Securities and Exchange Commission (“SEC”) and in other public communications made by the Fund;

•                  compliance with applicable laws and governmental rules and regulations;

•                  the prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and

•                  accountability for adherence to the Code.

Each Covered Officer should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to actual as well as apparent conflicts of interest.

II.                                     Covered Officers Should Handle Ethically Actual and Apparent Conflicts of Interest

Overview.  A “conflict of interest” occurs when a Covered Officer’s private interests interfere with the interests of, or his service to, the Fund.  For example, a conflict of interest would arise if a Covered Officer, or a member of his family, receives improper personal benefits as a result of his position with the Fund.

Certain conflicts of interest arise out of the relationships between Covered Officers and the Fund and already are subject to conflict of interest provisions in the Investment Company Act of 1940, as amended (“Investment Company Act”) and the Investment Advisers Act of 1940, as amended (“Investment Advisers Act”).  For example, Covered Officers may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with the Fund because of their status as “affiliated persons” of the Fund.  The compliance programs and procedures of the Fund or the Fund’s investment adviser or sub-adviser (the “investment adviser”) are designed to prevent, or identify and correct, violations of these provisions.  This Code does not, and is not intended to, repeat or replace these programs and procedures, and such conflicts fall outside of the parameters of this Code.  Although typically not presenting an opportunity for improper personal benefit, conflicts may arise from, or as a result of, the contractual relationship between the Fund and the investment adviser or a third party service provider of which a Covered Officer is also an officer or employee.  As a result, this Code recognizes that the Covered Officers will, in the normal course of their duties (whether formally for the Fund and/or for the investment adviser or a third party service provider) be involved in establishing policies and implementing decisions that will have different effects on the investment adviser or a third party service provider and the Fund.  The participation of the Covered Officers in such activities is inherent in the contractual relationship between the Fund and the investment adviser or a third party service provider and is consistent with the performance by the Covered Officers of their duties as officers of the Fund.  The foregoing activities, if performed in conformity with the provisions of the Investment Company Act and the Investment Advisers Act, will be deemed to have been handled ethically.

Other conflicts of interest are covered by the Code, even if such conflicts of interest are not subject to provisions in the Investment Company Act and the Investment Advisers Act.  The overarching principle with respect to all conflicts of interest covered by this Code is that the personal interest of a Covered Officer should not be placed improperly before the interest of the Fund.

Each Covered Officer must:

•                  not use personal influence or personal relationships improperly to influence investment decisions or financial reporting by the Fund whereby the Covered Officer would benefit personally to the detriment of the Fund;

•                  not cause the Fund to take action, or fail to take action, for the individual personal benefit of the Covered Officer rather than the benefit of the Fund;

•                  report at least annually any affiliations or other relationships that could potentially present a conflict of interest with the Fund.

III.                                 Disclosure and Compliance

•             Each Covered Officer shall become familiar with the disclosure requirements generally applicable to the Fund;

•             each Covered Officer shall not knowingly misrepresent, or cause others to misrepresent, facts about the Fund to others, whether within or outside the Fund, including to the Fund’s management, and auditors, and to governmental regulators and self-regulatory organizations;

•             each Covered Officer may, to the extent appropriate within the Covered Officer’s area of responsibility and to the extent deemed necessary in the sole discretion of the Covered Officer, consult with other officers and employees of the Fund and the investment adviser with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Fund files with, or submits to, the SEC and in other public communications made by the Fund; and

•             each Covered Officer should seek to promote the Fund’s compliance with the standards and restrictions imposed by applicable laws, rules and regulations.

IV.                                Reporting and Accountability

Each Covered Officer must:

•                  upon adoption of the Code (or thereafter as applicable, upon becoming a Covered Officer), affirm in writing to Chamaine Williams or such other person designated by the Secretary of the Fund (the “Compliance Officer”) that the Covered Officer has received, read and understands this Code;

•                  annually thereafter affirm to the Compliance Officer that the Covered Officer has complied with the requirements of this Code;

•                  not retaliate against any other Covered Officer or any employee of the Fund or its affiliated persons for reports of potential violations of this Code that are made in good faith; and

•                  notify the Compliance Officer promptly if the Covered Officer knows of any violation of this Code.  Failure to do so is itself a violation of this Code.

The Compliance Officer is responsible for applying this Code to specific situations in which questions are presented under it and has the authority to interpret this Code in any particular situation.  The Compliance Officer is authorized to consult, as appropriate, with counsel to the Fund, and is encouraged to do so.  However, any approvals or waivers(1) must be considered by the trustees of the Fund who are not “interested persons,” as defined by Section 2(a)(19) of the Investment Company Act, of the Fund (the “Independent Trustees”).

The Fund will follow these procedures in investigating and enforcing this Code:

•                The Compliance Officer will endeavor to take all appropriate action to investigate any reported potential violations reported to him;

•                if, after such investigation, the Compliance Officer believes that no violation has occurred, the Compliance Officer is not required to take any further action;

•                any matter that the Compliance Officer believes is a violation will be reported to the Independent Trustees;

•                if the Independent Trustees concur that a violation has occurred, the Compliance Officer will inform and make a recommendation to the Fund’s board of trustees (the “Board”), which will consider appropriate action, which may include a review of, and appropriate modifications to, applicable Fund policies and procedures; notification to appropriate personnel of the investment adviser or other relevant service provider; or a recommendation to dismiss the Covered Officer; and

•                any changes to or waivers of this Code will, to the extent required, be disclosed as provided by SEC rules.

V.                                Other Policies and Procedures

This Code shall be the sole code of ethics adopted by the Fund for purposes of Section 406 of the Sarbanes-Oxley Act of 2002 and the rules and forms applicable to registered investment companies there under.  Insofar as other policies or procedures of the Fund, investment adviser, principal underwriter or service providers govern or purport to govern the behavior or activities of the Covered Officers who are subject to this Code, they are superseded by this Code to the extent that they overlap or conflict with the provisions of this Code.  The Fund’s and the investment adviser’s and the principal underwriter’s codes of ethics under Rule 17j-1 under the Investment Company Act are separate requirements applying to the Covered Officers and others, and are not part of this Code.

VI.                                Amendments

Amendments to this Code may be made from time to time, as deemed appropriate by the Compliance Officer.  The Board shall be informed of any such amendment to the extent deemed material by the Compliance Officer.

VII.                            Confidentiality

All reports and records relating to the Fund prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly.  Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the investment adviser, Board, and counsel to the Fund.

VIII.                        Internal Use

The Code is intended solely for the internal use by the Fund and does not constitute an admission, by or on behalf of the Fund, as to any fact, circumstance, or legal conclusion.

Date: November 18, 2003

(1) For this purpose, the term “waiver” includes the approval by the Fund of a material departure from a provision of this Code or the Fund's failure to take action within a reasonable period of time regarding a material departure from a provision of this Code that has been made known to the Fund's management.

Exhibit A

Persons Covered by this Code of Ethics

Peter E. Sundman, Chief Executive Officer

John M. McGovern, Treasurer

N-CSR Exhibit for Item 12(b): Registrant’s proxy voting procedures and guidelines

Proxy Voting Policies

Lehman Brothers Asset Management LLC(“LBAM LLC”) is aware and compliant with SEC Rule 206(4)-6 regarding proxy voting and disclosure and Rule 204-2 pertaining to books and records.  Therefore, LBAM LLC shall vote corporate governance proposals in a manner that promotes clear responsibility of management and boards to the long run interests of shareholders.  LBAM LLC shall be diligent, independent and consider the best interest of our clients in arriving at proxy voting decisions.

Upon a client’s request LBAM LLC will disclose how the client’s proxies were voted.

Proxy Voting Procedures

Ann Benjamin, a Managing Director, or a designee, is responsible for LBAM LLC proxy votes and guidelines for high yield products.  The Security Control unit within the Portfolio Management Information Department has administrative responsibility.

Guidelines have been established to apply to the most frequently appearing proxy proposals.  Proxy proposals for shares in closed-end funds are excepted from the guidelines, and voting decisions relating to such proposals will be determined on a case-by-case basis.  Where specific guidelines don’t apply, the general principles of the Proxy Voting Policies are used.  Specific fact situations might warrant departure from the guidelines.  Proxies are voted after review of relevant materials (annual report, SEC filings -10K, and votes registered from the prior year) in accordance with these guidelines.  The voting rights of securities that are on loan are determined at the time of signing the loan agreement between our clients and their custodian banks; usually the securities on loan do not allow LBAM LLC the voting rights.

Administratively, LBAM LLC utilizes paper ballots.  Paper ballots are received via the United States Postal System and holdings for all clients as of record date are obtained from the accounting system (Portia).  The ballots’ shares and Lincoln Capital’s holdings are verified.  If there are discrepancies between the ballot shares and LBAM LLC’s holdings, the custodian is contacted for resolution.  Proxies are voted by choosing the appropriate vote selection and the signing of the paper ballots.  The signed proxies are mailed in the provided pre-addressed envelope.

In rare instances where ballot shares have not been received from all custodians within two weeks of the meeting date, LBAM LLC contacts the custodian. The custodian will follow up with a faxed copy of the paper ballot.  If a copy of the ballot is faxed, LBAM LLC returns (via fax or by mail) the proxy with voting instructions to the custodian.

After all proxies are voted, the Portfolio Management Information Department of LBAM LLC keeps a copy of the signed ballot as record of the security, meeting date, proposals, and how we voted for each client. Records are maintained in the Portfolio Management Information Department of LBAM LLC pital office for five years; after that time the records can be moved to an off-site facility.

The guidelines are designed to eliminate the influence of any conflicts of interest on LBAM LLC’s proxy voting decisions.  Although LBAM LLC does not foresee any material conflicts of interest arising, in the event a material conflict of interest does arise, the facts and circumstances of the conflict would be discussed with Lori Loftus, the Compliance Manager, prior to voting. Lori Loftus and Ann Benjamin will decide if the conflict can be resolved or avoided by applying the guidelines.  If the conflict cannot be resolved or avoided by applying the guidelines, Lincoln Capital may rely on the advice of an independent third party to determine how to vote the proxy.

Original Date: January 31, 2003
Revised Date: June 30, 2003
Revised Date: July 23, 2003
LBAM LLC PROXY GUIDELINES

BOARD RELATED ISSUES	June 23, 2003

Subject	Vote	Justification
Election of directors	For, w/ caveat	Ownership of the stock typically means support of Directors, unless there is an issue of independence or performance.

Classification of directors	Against	The idea, in theory, is to provide stability. However, in practice boards have demonstrated considerable continuity because the majority of votes are for management’s slate.

Declassification of Board	For

Annual Election of directors	For	Directors should be held accountable to shareholders on an annual basis.

Director removal only for cause	Against	Shareholders should not need cause to remove a director. As owners of the corporation, shareholders should have the right to remove directors as they see fit.

Require a majority of independent directors	For	The presence of independent directors allows the board to be more objective in its decisions regarding business operations and top management.

Increase in size of the board	Against w/caveat	The greater number of directors, the less the accountability. However, it may be a good idea if management can show a compelling need (e.g. needed expertise) for additional members.

Indemnification and liability protection for directors	For w/caveat

Such protection is necessary to attract and retain competent individuals to sit on boards for normal remuneration. Companies need to protect their directors as long as they act in the best interest of their shareholders. However, if directors seriously breech their fiduciary duty, they should not be protected.

Advisory committees	Against

The board already has a fiduciary duty to represent all shareholders and is accountable to them by law. It often is not necessary for a corporation to bear the additional expense of an advisory committee.

Subject	Vote	Justification
Grant Stock to Non-Employee Directors (added 1996 proxy season)	Against, w/ caveat	We would vote against a management proposal to grant stock to non-employee directors except in cases where grant would replace a fee.

Separation of CEO and Chairman	For	Although not required this is generally a good governance model.

EMPLOYEE COMPENSATION

Subject	Vote	Justification
Employee Stock Ownership Plan	Case by Case

In general, it is a good idea to support option plans which provide incentive to directors, managers and other employees by aligning their economic interest with those of the shareholders while limiting the transfer of wealth out of the company. However, a vote for a specific plan should be decided by weighing a number of factors:

•                                          the number and structure of other plans the company currently has in place

•                                          the potential dilution percentage of the proposed plan, (in conjunction with other plans in place)

•                                          the degree of power the board has to choose a plan among several options, (those proposals allowing the board to chose between five or more options should rarely be approved)

•                                          who will administer the plan, (it should be administered by a committee of outside directors who are ineligible to receive benefits from the plan)

•                                          the percentage of the company already owned by insiders

Subject	Vote	Justification
Compensation caps or restraints	For (by situation)	Consideration should be given to withholding votes from, or voting against, directors who support excessive compensation or compensation arrangements that are not in the interest of shareholders.

Minimum share ownership to be a director	Against

Stock Options & Incentive Comp

•                  pricing at fair market value and expire with 5 years

•                  repricing options to a lower price

•                  option plan dilution greater than 5%

•                  restricted stock should vest over a specified time (greater than 1 year)

•                  interest free or low interest loans

•                  reload options

•                  options for directors

For Against Against For Against Against Against

MANAGEMENT ENTRENCHMENT

Subject	Vote	Justification
Increase in authorized shares of common stock	For w/caveat

Vote for an increase in authorized shares of common stock if:

•                                          management has already issued most of the authorized shares

•                                          the increase is reasonable

•                                          past history suggests a prudent issuance

•                                          shares are needed for a stock split or dividend

•                                          management presents a specific and acceptable reason for the increase. Otherwise, vote no.

Targeted share placement	Against	Targeted share placements dilute ownership and voting rights, entrench current management, and are anti-takeover in nature.

Dual Class Stock	Against

The new class of stock may dilute our ownership, make the company less attractive as a takeover target, entrench incumbent directors or management, and discourage both merger proposals and proxy contests.

Authorize or increase a class of preferred stock	Against	Available academic evidence indicates that shareholder value is decreased when blank-check preferred stock is authorized.

Share repurchase	For	The share repurchase process increases our ownership percentage and raises the equilibrium price by decreasing the supply.

Appointment of auditors	For w/caveat	Vote for the recommended auditor unless the auditor has become complacent or has questionable independence.

SHAREHOLDER RIGHTS

Subject	Vote	Justification
Elimination of preemptive rights	For

These rights give current shareholders the right to maintain their current ownership percentage through any subsequent equity offerings. These provisions are no longer common in the U.S., and can restrict management’s ability to raise new capital.

Eliminate shareholders right to call a special meeting.	Against	These proposals limit shareholder rights, and are anti-takeover in nature.

Prohibit shareholder action outside meetings	Against	These proposals limit shareholders rights.

Voting confidentiality	For w/caveat

These proposals are often introduced by shareholders as a means of reducing management pressure on shareholders regarding their vote on proxy issues.We support the suspension of confidential voting during proxy contest since dissidents have access to the information and we do not wish to put management at an unfair disadvantage.

Cumulative voting	Against	Cumulative voting permits access to the board by special interest groups.

Company submission of poison pill and defense mechanisms for shareholder ratification	For	Management rarely submits its defense mechanisms to shareholders voluntarily so shareholders should vote for authority to ratify such plans when proposed by other shareholders.

ANTI-TAKEOVER

Subject	Vote	Justification
Anti-Greenmail provisions	For	The only one who reaps any benefit from greenmail is the greenmailer. Shareholders are always harmed.

Reincorporation	For w/caveat

Vote in favor of reincorporation proposals if there are legitimate business reasons for the move. If a corporation is simply attempting to move in order to subject itself to more stringent anti-takeover laws, then vote against it.

Require more than simple majority vote to amend or repeal by-laws or remove directors	Against	These proposals limit shareholder rights.

Blank check preferred	Against

These proposals are for the authorization of shares for which voting rights are not established in advance. Instead, voting rights are established at the discretion of the board of directors when the shares are issued. This gives the board the ability to place a block of stock with an investor sympathetic to management, thereby foiling a takeover bid without a shareholder vote. This proposal is a transfer of authority from shareholders to the board, and a possible entrenchment device.

Stockholder provision	Against

These proposals introduce the concept that the board may consider the interest of constituents other than shareholders in the evaluation of takeover offers. This concept is inconsistent with public ownership of corporations.

Poison pill plans	Against	Poison pill plans are the most effective anti-takeover weapon available to management. Shareholder value declines upon the adoption of these plans.

Supermajority vote	Against

Requiring a high majority vote (i.e. 80%) for corporate charter and by-law amendments relating to term of office, election or removal of directors. Requiring a supermajority vote to convene meetings is an anti-takeover measure.

SOCIAL ISSUES

Most social issues are handled on a case-by-case basis.  Unique social, environmental, and political issues are decided on the merits of the specific proposal.  Therefore, it has not been Lincoln’s policy to recommend, general guidelines to cover such issues.